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                                                                    Exhibit 99.2

                    [LETTERHEAD OF CYPRESS BIOSCIENCE, INC.]


CONTACT: Jay D. Kranzler, MD, PhD, CEO and Chairman of the Board Manda Hall, Investor Relations Administrator
                  Cypress Bioscience, Inc.
                  (858) 452-2323

Nasdaq Agrees to Extend Cypress Bioscience, Inc. Listing on The Nasdaq SmallCap Market Securities to Trade as CYPBC During Exception Period

SAN DIEGO, CA - March 7, 2002 - Cypress Bioscience, Inc. (NASDAQ:CYPB) today announced that it has received notification that the Company's securities will continue to be listed on The Nasdaq SmallCap Market pursuant to an exception from the net tangible assets/stockholders' equity requirement.

In January 2002, Cypress announced that it had received notice from Nasdaq that as of September 30, 2001, it was not in compliance with the minimum tests for net tangible assets or stockholders' equity for The SmallCap Market, and that the Company's securities were subject to delisting.

On February 21, 2002 the Company attended a hearing with the Nasdaq Listing Qualifications Panel to review the staff determination. At the hearing the Company presented to the Panel its plans to regain compliance with the listing requirements, including its plan to sell up to 6,882,591 shares of common stock and warrants to purchase up to 3,441,296 shares of common stock, for a total of up to $17 million, to institutional and accredited investors. Closing of the financing is only contingent upon continued listing of the Company's securities on The Nasdaq SmallCap Market and receipt of stockholder approval. A Special Stockholder's Meeting pursuant to which the Company is soliciting stockholder approval of the financing has been scheduled for March 25, 2002, and assuming the Company obtains stockholder approval, the closing is scheduled to occur immediately after the meeting.

Based on the Company's presentation, the Panel was of the opinion that the Company has a definitive plan that will enable it to evidence compliance with all requirements for continued listing on The Nasdaq SmallCap Market within a reasonable period of time and to sustain compliance with these requirements over the long term.

Therefore, the Company was granted an exception from the standard net tangible assets/stockholders' equity requirement subject to Cypress meeting certain conditions. The exception will expire no later than April 1, 2002. In the event the Company is deemed to have met the terms of the exception, it shall continue to be listed on The Nasdaq SmallCap Market. The Company is actively working with Nasdaq toward fulfilling those conditions; however, there can be no assurance that it will do so. If at

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some future date the Company's securities should cease to be listed on The
Nasdaq SmallCap Market, they may continue to be listed in the OTC-Bulletin Board. For the duration of the exception, the Company's Nasdaq symbol will be CYPBC.

About Cypress Bioscience, Inc.
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Cypress is committed to be the innovator and commercial leader in providing products that improve the diagnosis and treatment of patients with fibromyalgia syndrome, or FMS. In January 2001, the Company began a strategic initiative focusing on FMS. In August 2001, Cypress licensed its first product for clinical development, milnacipran, to treat the widespread pain associated with FMS. In January of 2002, the Company's IND was opened to commence a Phase II clinical trial to treat FMS with milnacipran in the United States. Milnacipran, the first of a new class of agents known as NSRI's, or Norepinephrine Serotonin Reuptake Inhibitors, shares a pharmacological profile with the tricyclic antidepressants
(TCAs), considered the most effective drugs for treatment of FMS, while lacking the side effects associated with the latter. For more information about Cypress, please visit the Company's web site at www.cypressbio.com. For more information
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about FMS, please visit www.FMSresource.com.
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This press release, as well as Cypress' SEC filings and web site at
http://www.cypressbio.com, contain forward-looking statements, including
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statements about the contemplated financing and the continued listing of the
Company's common stock on The Nasdaq SmallCap Market, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K and any subsequent SEC filings. In addition, there is the risk that we may not successfully close the contemplated financing, that we may not comply with the requirements contained in the limited exception from Nasdaq and that our securities may be delisted from The Nasdaq SmallCap Market, that we may not be able to successfully develop or market any products for the treatment of FMS under the Pierre Fabre agreement or at all; that our clinical development plan or timeline for milnacipran may be delayed, including our plan to begin treating patients in a Phase II clinical trial in early 2002; that we may encounter regulatory or other difficulties in the development of milnacipran for FMS; that milnacipran may not significantly improve the treatment of FMS; and that we may not receive any future royalties under our revised agreement with Fresenius. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

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